    As filed with the Securities and Exchange Commission on August 7, 1997.
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               BRIGHTPOINT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           DELAWARE                         6402 CORPORATE DRIVE                            35-1778566
(State or other jurisdiction of            INDIANAPOLIS, IN 46278              (IRS employer identification number)
incorporation or organization)                 (317) 297-6100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           J. MARK HOWELL, PRESIDENT
                          AND CHIEF OPERATING OFFICER
                               BRIGHTPOINT, INC.
                              6402 CORPORATE DRIVE
                          INDIANAPOLIS, INDIANA 46278
                                 (317) 297-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           ROBERT J. MITTMAN, ESQ.                       MICHAEL A. CAMPBELL, ESQ.
            TENZER GREENBLATT LLP                          MAYER, BROWN & PLATT
            405 LEXINGTON AVENUE                         190 SOUTH LASALLE STREET
          NEW YORK, NEW YORK 10174                        CHICAGO, ILLINOIS 60603
        TELEPHONE NO.: (212) 885-5000                  TELEPHONE NO.: (312) 782-0600
        FACSIMILE NO.: (212) 885-5001                  FACSIMILE NO.: (312) 701-7711

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [X]   333-29533

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             PROPOSED              PROPOSED
                                                              MAXIMUM              MAXIMUM
     TITLE OF EACH CLASS                AMOUNT            OFFERING PRICE          AGGREGATE              AMOUNT OF
OF SECURITIES TO BE REGISTERED     TO BE REGISTERED        PER SHARE(1)       OFFERING PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share(2)................      500,000 shares            $30.00             $15,000,000             $4,545.46
=========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 100,000 shares of Common Stock offered hereby by certain stockholders of the Company.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-3 (Commission File No. 333-29533) (the "Registration Statement") filed by Brightpoint, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on June 19, 1997, as amended by Amendment No. 1 to the Registration Statement filed by the Company with the Commission on July 15, 1997, and as further amended by Amendment No. 2 to the Registration Statement filed by the Company with the Commission on August 6, 1997, which was declared effective August 6, 1997, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Rule 462(b) Registration Statement to be signed on its behalf by the undersigned, in the City of Indianapolis, State of Indiana, on the 7th day of August 1997.
                                          BRIGHTPOINT, INC.

                                          By:     /s/ ROBERT J. LAIKIN
                                            ------------------------------------
                                                      Robert J. Laikin
                                                  Chief Executive Officer

     Each person whose signature appears below hereby authorizes each of Robert
J. Laikin and J. Mark Howell or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Rule 462(b) Registration Statement was signed by the following persons in the capacities and on the dates stated:

                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----

            /s/ ROBERT J. LAIKIN                 Chairman of the Board and Chief         August 7, 1997
---------------------------------------------    Executive Officer (Principal
              Robert J. Laikin                   Executive Officer)

             /s/ J. MARK HOWELL                  President, Chief Operating Officer      August 7, 1997
---------------------------------------------    and Director
               J. Mark Howell

           /s/ T. SCOTT HOUSEFIELD               Executive Vice President and            August 7, 1997
---------------------------------------------    Director
             T. Scott Housefield

           /s/ PHILLIP A. BOUNSALL               Executive Vice President; Chief         August 7, 1997
---------------------------------------------    Financial Officer (Principal
             Phillip A. Bounsall                 Financial Officer); and Treasurer

             /s/ STEVEN E. FIVEL                 Executive Vice President; General       August 7, 1997
---------------------------------------------    Counsel; and Secretary
               Steven E. Fivel

             /s/ JOHN P. DELANEY                 Vice President; Corporate               August 7, 1997
---------------------------------------------    Controller; and Assistant Secretary
               John P. Delaney                   (Principal Accounting Officer)

              /s/ ROBERT PICOW                   Vice Chairman of the Board              August 7, 1997
---------------------------------------------
                Robert Picow

                                                 Director                                August 7, 1997
---------------------------------------------
                Joseph Forer

                                                 Director                                August 7, 1997
---------------------------------------------
                John W. Adams

                  SIGNATURE                                     TITLE                          DATE
                  ---------                                     -----                          ----
            /s/ ROBERT F. WAGNER                 Director                                August 7, 1997
---------------------------------------------
              Robert F. Wagner

            /s/ STEPHEN H. SIMON                 Director                                August 7, 1997
---------------------------------------------
              Stephen H. Simon

             /s/ ROLLIN M. DICK                  Director                                August 7, 1997
---------------------------------------------
               Rollin M. Dick

                                                 Director                                August 7, 1997
---------------------------------------------
               Steven B. Sands

                                 EXHIBIT INDEX

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------

     5.1 Opinion of Tenzer Greenblatt LLP as to the legality of the shares to be issued.
    23.1         Consent of Ernst & Young LLP
    23.2         Consent of Coopers & Lybrand LLP
    23.3 Consent of Tenzer Greenblatt LLP, included in opinion filed as Exhibit 5.1